UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

Lucas Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

450 Gears Road, Suite 860
Houston, Texas 77067

(Address of principal executive offices, including zip code)

(713) 528-1881

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On November 17, 2016, Lucas Energy, Inc. (the “Company”) entered into a third amendment dated November 16, 2016 (the “Amendment”) to the stock purchase agreement (the “Stock Purchase Agreement”) that it had entered into with an accredited institutional investor (the “Investor”) on April 6, 2016. The Amendment makes the Common Stock Purchase Warrant that was issued September 2, 2016 exercisable only at the Investor’s election rather than by mutual agreement, and modified the share reservation requirement consistent with the amount of authorized unissued share capital available.

The foregoing summary of the terms of the Amendment is subject to, and qualified in its entirety by, such document attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 3.02.

Unregistered Sales of Equity Securities.

On November 17, 2016, the Company issued and sold 474 shares of its Series C redeemable convertible preferred stock (the “Series C Stock”) in a subsequent closing (the “Closing”) pursuant to the Stock Purchase Agreement. The terms of the Series C Stock and the Stock Purchase Agreement were previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2016.

The sale and issuance of the securities described herein have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Sections 3(a)(9) and 4(a)(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D promulgated thereunder and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The Investor has represented that it is an accredited investor, as that term is defined in Regulation D, it is not a U.S. Person, and it is acquiring the securities for its own account. The Company received gross proceeds of $4.5 million from the sale and issuance of the 474 shares of Series C Stock and, as previously disclosed, will pay placement agent fees of $427,500 for services rendered in connection with the Closing.

Item 9.01.

Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

10.1	Form of Third Amendment to Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

Dated: November 18, 2016	By:	/s/ Anthony C. Schnur
Anthony C. Schnur, Chief Executive Officer